INDEX TO
                             JOINT VENTURE AGREEMENT
                                       OF
                                 TECH 2020 LTD.

ARTICLE     SECTION                                                        PAGE
 NUMBER      NUMBER                 TITLE                                 NUMBER
                          FORMATION OF JOINT VENTURE                         1
    I.        1.01        Formation of Joint Venture                         1
              1.02        Purposes and Scope of Joint Venture                1
              1.03        Name of Joint Venture                              1
              1.04        Assumed Name Certificate                           1
              1.05        Scope of Venturers' Authority                      1
              1.06        Principal Place of Business                        1
   II.                         MANAGEMENT OF JOINT VENTURE                   2
              2.01        Management of Joint Venture                        2
              2.02        Compensation of Venturers                          2
              2.03        Change of Managing Venturer                        3
              2.04        Budgets                                            3
              2.05        Contracts with Relocated Parties                   3
              2.06        Consent and Approval                               3
  III.                         CAPITAL CONTRIBUTION                          3
              3.01        Initial Contribution                               3
              3.02        Loans by Joint Ventures                            4
   IV.                         ADDITIONAL CONTRIBUTION                       4
              4.01        Contributions by Venturers                         4
              4.02        Additional Contributions                           4
              4.03        Failure of a Venturer to Make Additional
                          Contribution                                       4
    V.                          ACCOUNTING AND DISTRIBUTIONS                 5
              5.01        Ownership of Joint Venture                         5
              5.02        Tax Status, Allocations and Reports                5
              5.03        Distributions to Venturers                         6
              5.04        Accounting                                         6
              5.05        Bank Accounts                                      6
              5.06        Liabilities                                        7
              5.07        Accounting and Application of Proceeds             7
   VI.                          TERM, TERMINATION AND TRANSFERS OF INTEREST
                                                                             7
              6.01        Term                                               7
              6.02        Voluntary Termination                              8
              6.03        Voluntary Transfer of Joint Venturer's
                          Interest                                           8
              6.04        Involuntary Transfer of Joint Venture
                          Interests                                          8
              6.05        Exercise of Preferential Purchase Right            9
              6.06        Determination of Fair Market Value                10
              6.07        Failure to Comply                                 11
              6.08        Survival of Liabilities                           11
              6.09        Transfers Subject to This Agreement               11
              6.10        Accounting                                        11
  VII.                          DISSOLUTION                                 11
              7.01        Final Accounting                                  11
              7.02        Distributions Following Dissolution (No
                          Reconstitution)                                   12
              7.03        Distributions Following Dissolution
                          (Reconstitution)                                  12
 VIII.                          GENERAL                                     12
              8.01        Notices                                           12
              8.02        Insurance                                         13
              8.03        Governing Laws                                    13
              8.04        Fees and Commissions                              13
              8.05        Entire Agreement                                  13
              8.06        Waiver                                            14
              8.07        Severability                                      14
              8.08        Binding Agreement                                 14
              8.09        Time of Essence                                   14
              8.10        Headings                                          14
              8.11        Amendments                                        14
              8.12        Terminology                                       14
                          Signature Page                                    15
                          ACKNOWLEDGMENTS                                   16

                             JOINT VENTURE AGREEMENT
                                 TECH 2020 LTD.
                            -------------------------

     THIS AGREEMENT, made and entered into effective for all purposes as of the 17th day of August 1998, by and between EGAN SYSTEMS, INC. (a Delaware corporation) and INTERMOST LIMITED (a British Virgin Islands corporation), (hereinafter referred to individually and collectively as a "Venturer" and the "Venturers", respectively).

                              W I T N E S S E T H:

     In consideration of the mutual covenants set forth herein, the Venturers hereby agree as follows:

                                    ARTICLE I
                           FORMATION OF JOINT VENTURE
                           --------------------------

     Section 1.01. Formation of Joint Venture. The Venturers hereby enter into and form partnership and joint venture (the "Joint Venture") for the limited purposes and scope set forth herein. Except as expressly provided for herein to the contrary, the rights and obligations of the Venturers and the administration and termination of the Joint Venture shall be governed by the laws of New York.

     Section 1.02. Purposes and Scope of Joint Venture. The purposes and scope of the Joint Venture shall be for the performance of computer and computer related operations and systems development, upgrading, integrating, technical support, supervisor, marketing, training and software development.

     Section 1.03 Name of Joint Venture. The business and affairs of the Joint Venture shall be conducted under the name of Tech 2020 Ltd., or of such variations thereof of such nominees therefor as the Venturers may select.

     Section 1.04 Assumed Name Certificate. The Venturers shall execute all assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation of the Joint Venture and shall cause such certificate or certificates to be filed in the assumed name records of Egan Systems, Inc.

     Section 1.05 Scope of Venturer's Authority. Except as otherwise expressly and specifically provided in this Agreement, none of the Venturers shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Venturers or the Joint Venture.

     Section 1.06 Principal Place of Business. The principal place of business of the Joint Venture shall be Shenzhen, China, or such other address as the Venturers may from time to time select. All books, records and papers of the Venture shall be kept at the principal place of business.

                                   ARTICLE II
                           MANAGEMENT OF JOINT VENTURE
                           ---------------------------

     Section 2.01. Management of Joint Venture. The overall management and control of the business and affairs of, and the authority to make all decisions affecting the Joint Venture shall at all times be vested in the Venturers, but the implementation of such management, control and decisions, except as otherwise herein provided, shall be in the Managing Venturer (which term, as used herein, shall be deemed to mean Egan Systems, Inc. until a new Managing Venturer shall be appointed pursuant to Section 2.03 herein below) and may be exercised by the said Managing Venturer to act in his behalf. The Managing Venturer shall be responsible for the implementation of the decisions of the Venturers and for conducting the ordinary and usual business and affairs to the Joint Venture. Without in any way limiting the generality of the foregoing, the following Joint Venture matters shall be effectuated only after the complete concurrence of one hundred percent (100%) shall first have been received by the Managing Venturer:

     1. Borrowing any sum of money in excess of Five Thousand and No/100 Dollars ($5,000.00);

     2. Determining when and whether distributions should be made to the Venturers, as more fully set forth in Section 5.03. hereof;

     3. Making any expenditure or incurring any obligation by or of the Joint Venture in excess of Five Thousand and No/100 Dollars ($5,000.00);

     4. Determining the maximum and minimum working capital requirements of the Joint Venture;

     5. Maintaining all funds of the Joint Venture in a Joint Venture account in such banks selected by the Venturers;

     6. Selling, transferring or assigning all or any part of the Interest and/or any other substantial Joint Venture assets, distributing the proceeds therefrom and, if then appropriate, terminating the Joint Venture in accordance with the Article VI herein below.

     Section 2.02 Compensation of Venturers. Except as may be expressly provided for herein or hereafter approved by the Venturers, no payment will be made by the Joint Venture to any Venturers for the services of such Venturer except as mutually agreed upon by each party to the agreement. The Venturers, however, shall be reimbursed by the Joint Venture for the reasonable out-of-pocket expenses incurred in connection with the business and affairs of the Joint Venture, including all legal, accounting, travel and other similar expenses reasonably incurred in connection with the business of the Joint Venture.

     Section 2.03 Change of Managing Venturer. At any time upon unanimous consent, a successor Managing Venturer may be appointed from the Venturers herein. Upon such appointment, the Venturer previously acting as the Managing Venturer hereunder shall be relieved of any and all responsibility for the management of the Joint Venture after the date of such appointment. The relief of any Venturer from acting as the Managing Venturer shall in no way adversely affect its Percentage Interest hereunder (either equity or right to cash distribution).

     Section 2.04 Budgets. Not less often than once each fiscal year, the Managing Venturer shall prepare and submit to the Venturers for their consideration an operational budget ("Budget") setting forth the estimated receipts and expenditures (capital, operating and other) of the Joint Venture for the period covered by the Budget. When approved by the Venturers, Managing Venturer shall in good faith use its best efforts to implement the Budget and shall be authorized, without the need for further approval by the Venturers, to make the expenditures and incur the obligations provided for the Budget.

     Section 2.05 Contracts with Related Parties. The Managing Venturer shall not enter into any contract, agreement, lease, venture of goods, services or space with any part or entity related to or affiliated with any Venturer or with respect to which any Venturer of party or entity related to or affiliated with any Venturer has any direct or indirect ownership or control unless such contract, agreement, lease or other arrangement has been approved by the Venturers.

     Section 2.06 Consent and Approval. In any instance under this Agreement in which the consent or approval of a Venturer to any proposed action is required, such consent or approval shall be deemed to have been given unless written objection to such proposed action, stating with particular grounds therefor, is sent by such objecting Venturer to the other Venturers within five (5) days after receipt of a written request for such consent or approval.

                                   ARTICLE III
                              CAPITAL CONTRIBUTION
                              --------------------

     Section 3.01. Initial Contribution.

     a) Egan Systems, Inc. shall contribute Technology hardware (including but not limited to mainframes) training, technical support, patent rights and cash in the amount to be determined on a pro rata basis.

     b) Intermost Limited shall contribute office space and manpower in the PRC, supervision for PRC projects, PRC contracts, marketing and cash in the amount to be determined on a pro rata basis.

     Section 3.02 Loans by Joint Venturers. The Venturers may make future advances of money, from time to time, to the Joint Venture or on its behalf, for costs, expenses or expenditures growing out of the ownership and operation of the Joint Venture property. However, unless a Venturers making such an advance is obligated hereunder to make such advance as an additional capital distribution to the Joint Venture but shall be treated, for Joint Venture accounting purposes, as a loan to the Joint Venture, bearing no interest unless otherwise agreed by the Venturers in writing.

                                   ARTICLE IV
                             ADDITIONAL CONTRIBUTION
                             -----------------------

     Section 4.01 Contributions by Venturers. From time to time, additional funds may be required to service the existing venture indebtedness and/or pay operation expenses.

     Section 4.02 Additional Contributions. If, from time to time, the Venturer does not have sufficient funds to pay all costs and discharge all current indebtedness, the Managing Venturer shall constitute a demand that each Venturer, within thirty (30) days thereafter, contribute to the Joint Venture an additional sum of money equal to the product obtained by multiplying the additional amount of funds revenues required by such Venturer's Equity Percentage Interest as set forth in Section 5.01 hereof.

     Section 4.03 Failure of a Venturer to Make Additional Contribution. If any Venturer fails or refuses to contribute to its additional contribution or contributions as required under Section 4.02 herein above, the Managing Venturer shall be entitled to declare forfeited to the Joint Venture, as liquidated damages for such Venturer's breach thereof, the amount of the defaulting Venturer's initial contribution (if any) made pursuant to Section 3.01 herein above. In addition, the Managing Venturer may also solicit payment from those existing Venturers who made their additional contribution or contributions in full and on time, (or should all such Venturers fail to contribute the defaulting Venturer or Venturers' share from any third party) of the entire amount of the additional contribution for the defaulting Venturer. If the share due by the defaulting Venturer is so paid, (a) the person or persons making such payment shall become a Venturer or Venturers hereunder (if such person or persons was or were not theretofore a Venturer); (b) the entire Percentage Interest of the defaulting Venturer shall be allocated to the person or persons making such payment in ratio of the payment so made; (c) the defaulting Venturer shall cease to be a Venturer hereunder and to own any right, title or interest in and to the Joint Venture or any assets of the Joint Venture; and (d) the defaulting Venturer shall become obligated to execute, have acknowledged and deliver to the Managing Venturer upon the Managing Venturer's request and without further consideration of any nature being payable to the defaulting Venturer, any instrument, including, without limitation, any withdrawal or amendment to the assumed name certificate filed on behalf of the Joint Venture, which the Managing Venturer determines it necessary or reasonably appropriate to evidence such default and withdrawal; provided, however, that until such time as the defaulting Venture's Percentage Interest is so reallocated, (i) all of the Joint Venture items as would have been allocated and/or distributed to the defaulting Venturer shall be allocated and/or distributed solely to the non-defaulting Venturers in accordation to the ratio which respective Percentage Interests bear to each other, and (ii) the defaulting Venturer shall be and remain liable for his share of # debts and liabilities to the same extent as if such default had never occurred.

                                    ARTICLE V
                          ACCOUNTING AND DISTRIBUTIONS
                          ----------------------------

     Section 5.1 Ownership of Joint Venture. The Interest in Tech 2020 Ltd. Joint Venture shall be owned initially by the Venturers in the percentage interests (herein referred to as the "Percentage Interests") set forth opposite each of their names below as tenants-in-common unless otherwise stipulated in writing signed by all Venturers, such ownership being subject to all the terms and provisions of this Agreement:

            Egan Systems, Inc.                       51.00 %
            Intermost  Limited                       49.00 %
                                                    ------
                                                    100.00 %

     Section 5.02 Tax Status, Allocations and Reports.

     a) Any provision hereof to the contrary notwithstanding , solely for United States federal income tax purposes, each of the Venturers hereby recognizes that the Joint Venture may be subject to all provisions of Subchapter K of Chapter 1 of the Subtitle A of the United States Internal Revenue Code of 1954; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Joint Venture or expand the obligations or liabilities of the Venturers. At the request of any Venturer, the Joint Venture shall file an election under Section 754 of the United States Internal Revenue Code of 1954.

     b) The Managing Venturer shall cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Joint Venture with any taxing authority, shall submit copies of all such returns and statements to all the Venturers and shall make timely filing thereof.

     c) Solely for federal and state income tax purposes, except as herein otherwise specifically provided, all income, deductions, credits, gains and losses of the Joint Venture shall be allocated to the Venturers in accordance with their Percentage Interests as stated herein, unless otherwise amended.

     Section 5.03 Distributions to Venturers. At the end of each calendar quarter, the Managing Venturer shall determine reasonable working capital requirements of the Joint Venture. As used in this Section 5.03, the term "Distributable Funds" shall mean the amount by which the total of cash owned by the Joint Venture from time to time is in excess of the reasonable working capital requirements of the Joint Venture. Within fifteen (15) days after the end of each calendar quarter for which it has been determined that Distributable. Funds exist, such Distributable Funds shall be distributed to the Venturers in accordance with their Percentage Interests.

     Section 5.04 Accounting.

     a) The fiscal year of the Joint Venture shall end on the last day of December of each year.

     b) The books of account of the Joint Venture shall be kept and maintained at all times at the place of places selected by the Managing Venturer. The books of account shall be maintained on a cash basis.

     c) The Managing Venturer shall prepare and furnish to each of the Venturers promptly after the close of each calendar year an unaudited statement, certified by Managing Venturer to be true and correct to the best of his knowledge and belief, showing the operation of the Joint Venture for such year, the balance in each Venturer's capital account, the unpaid balance due under all obligations of the Joint Venture and all other information reasonably requested by any Venturer.

     d) Each Venturer shall have the right at all reasonable times during usual business hours to audit, examine and make copies or extract from the books of account of the Joint Venture. Such right may be exercised through any agent or employee of such Venturer designated by him or by an independent public accountant designated by such Venturer. Each Venturer shall bear all expenses incurred in any examination made for such Venturer's account.

     Section 5.05 Bank Accounts. Funds of the Joint Venture shall be deposited in a Joint Venture account or accounts in the bank or banks selected by the Venture. Withdrawals from bank accounts shall be made only by the Managing
Venturer to act in its behalf. All bank statements shall be returned to the office of the Managing Venturer from the bank or banks.

     Section 5.06 Liabilities. Unless otherwise provided herein, as between the parties hereto, each of the Venturers shall be severally liable for and hereby agree to discharge in accordance with such Venturer's Percentage Interest, all debts, obligations and other liabilities incurred or assumed in accordance with the terms of this Agreement.

     Section 5.07 Accounting and Application of Proceeds. Upon the sale, disposition or refinancing of all or substantially all of the property of the Joint Venture, an accounting through the effective date of such sale, disposition or refinancing shall be made of the income, expenses, assets and liabilities of the Joint Venture and the proceeds of such sale, disposition or refinancing shall be applied or distributed as follows:

     a) First to the payment of all expenses incurred in connection with such sale, disposition or refinancing;

     b) Next to the payment of all operating expenses incurred or accrued through the effective date of such sale, disposition or refinancing, including expense reimbursements to the Venturers;

     c)  Next  to  the  payment  or  satisfaction   of  all   non-expense   cash
disbursements, including debt service, accrued or acquired to be disbursed through effective date of the sale, disposition or refinancing;

     d) Next to the repayment of any loans to the Joint Venture made by any of the Venturers or any other person, corporation or entity;

     e) The remaining proceeds, if any, shall be distributed to the Venturers in accordance with their Percentage Interest in the Joint Venture and its property.

                                   ARTICLE VI
                   TERM, TERMINATION AND TRANSFERS OF INTEREST
                   -------------------------------------------

     Section 6.01 Term. The Joint Venture shall be in effect for a term beginning on the date hereof and continuing until:

     a) The express written consent of all Venturers agreeing to the termination is first obtained;

     b) Any other act occurs which, by law, would require that the Joint Venture be terminated;

     c) The withdrawal, bankruptcy, death, retirement or insanity of any Venturer, or the occurrence of any other act which would legally disqualify or impede the Managing Venturer from acting hereunder; provided, however, that, if within forty-five (45) days after the effective date of such withdrawal, bankruptcy, death, retirement or adjudication of insanity or other occurrence, the remaining Venturers holding at least sixty percent (60%) of the total Percentage Interests hereunder elect to reconstitute the Joint Venture, same shall be reconstituted on the same terms, provisions and conditions as are set forth herein; or

     d) In any event the expiration of ten (10) years from the date hereof.

     Section 6.02 Voluntary Termination. No Venturer shall have the right to voluntarily terminate the Joint Venture.

     Section 6.03 Voluntary Transfer of Joint Venture's Interests. No Venturer may sell, pledge, assign, give or in any manner transfer all or any portion of his Joint Venture interest without the prior written consent of all of the other Venturers. If any Venturer desires to sell, pledge, assign, give or in any manner transfer all or any portion of his Joint Venture interest, such Venturer shall first give written notice to all the Venturers, which notice shall state:

     a)   The extent of the interest to be conveyed;

     b) The complete terms upon which the Venturer seeks to convey or encumber the interest, including the purchase price therefor; and

     c) The complete terms, including the name and address of any offer or, or any offers he has received relating to the conveyance of such interest.

     Upon receipt of such notice, the other Venturers shall then have, in addition to their right to deny consent to such transfer, a preferential right to purchase, in accordance with their respective Percentage Interests, the interest described therein upon the terms set forth therein, which might shall be exercised, if at all, in the manner specified in Section 6.05 herein below.

     Section 6.04 Involuntary Transfer of Joint Venture Interests. If:

     a) Any Venturer shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any composition, readjustment, liquidation, dissolution or similar relief for him under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver conservator or liquidator or said Venturer or of all or any substantial part of his properties or his interest in the Joint Venture shall be appointed without the consent or acquiescence of said Venturer and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

     b) Any Venturer shall admit in writing his inability to pay his debts as they mature; or

     c) Any Venturer shall give notice to any governmental body of his insolvency or pending insolvency or suspension or pending suspension of operations; or

     d) Any Venturer shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors' or

     e) Any Venturer becomes divorced or judicially separated from his spouse pursuant to court order by which he is or may be required to transfer all or a portion of his Joint Venture interest to such spouse;

     Then such Venturer shall give written notice of such fact to all the Ventures, whereupon all the Venturers shall have a preferential right to purchase, in accordance with their respective Percentage Interests, the entirety of the Venturer's Joint Venture interest, at its fair market value as determined hereinafter in Section 6.06, which right shall be exercised, if at all, in the manner specified in Section 6.05 herein below.

     Section 6.05 Exercise of Preferential Purchase Right. If the Venturers, or any of them, desire to exercise affirmatively the preferential purchase rights granted in Section 6.03 and 6.04 herein above, or desire to refuse to consent to the transfer proposed under Section 6.03 herein above, he or they shall do so by giving written notice thereof to the Selling Venturer (which term, as used in this Article VI shall include such Venturer's trustee, receive or other representative, or the appropriate court, all as the case may be) within forty-five (45) days after their receipt of notice of the facts provided for therein. Upon the giving of a notice exercising affirmatively the preferential purchase right, the notifying Venturers (hereinafter referred to collectively in this Article VI as the "Purchasing Venturer") shall be obligated to consummate the purchase thereof at the Joint Venture's offices determined in accordance with Section 1.06 herein above within thirty (30) days after the expiration of the aforesaid forty-five (45) day time period. The purchase price shall be paid by the Purchasing Venturer at the consummation thereof either entirely in cash or, if the preferential right arose under Section 6.03 herein above, on the terms as specified in the notice called for therein. Coincident with such purchase, the Percentage Interest of the Selling Venturer shall be reduced or eliminated, as the case may be, and the Percentage Interest of the Purchasing Venturer shall be proportionately increased. If one or more, but not all, of the Venturers entitled thereto did not affirmatively exercise their preferential purchase right, which additional right shall be exercised within ten (10) days after the expiration of the forty-five (45) day time period provided for herein above. If such Venturers affirmatively exercise their additional preferential purchase right, they shall be obligated to consummate the purchase of the additional interest covered thereby within thirty (30) days after the expiration of the aforesaid forty-five (45) day time period. If the Venturers fail, refuse or neglect to exercise affirmatively their preferential purchase right and, if in instances arising under Section 6.03 no Venturer notifies the Selling
Venturer of his refusal to consent to the transfer, all within the said forty-five (45) day time period:

     a) Where there right arose under Section 6.03, they shall have irrevocably waived their preferential purchase right as to that particular offer on the specific interest described in the notice; and

     b) the Selling Venturer may then sell the interest to any person (but only to the person and on the terms described in the notice where the preferential purchase right arose under Section 6.03) within, but not after, sixty (60) days from the date of the Selling Venturer's notice; provided, however, that in instances where the preferential purchase right arose under Section 6.03 herein above, the Selling Venturer shall not be entitled to sell his interest to any different person or on any different terms than as described in the notice provided for therein unless he shall have first again offered the interest to the other Ventures as herein above provided.

     Section  6.06  Determination  of Fair Market  Value.  Where,  according  to
Section 6.04 herein above, the fair market value of a Joint Venture interest must first be determined, such determination shall be made in accordance with the provisions of this Section 6.06. First, in instances where the Selling Venturer gives written notice of the operative facts recited therein, such
Venturer gives written notice of the operative facts recited therein, such Venturer shall also, coincident therewith, include the name, mailing address and telephone number of an appraiser appointed by him to determine such fair market value. (In all other instances the name, mailing address and telephone number of the first appraiser shall be sent by the Purchasing Venturer coincident with the exercise of their preferential purchase rights). Second, the Purchasing Venturer shall then appoint one (1) appraiser and furnish the name, mailing address and telephone number of the appraiser so appointed to the Selling Venturer, it being understood that the Purchasing Venturer shall only be entitled to appoint one
(1) appraiser regardless of the actual number of persons affirmatively exercising their preferential purchase right. If the Purchasing Venturer fails to appoint a second appraiser, then the first appraiser shall proceed to determine the fair market value of the Joint Venture interest to be conveyed and such determination shall be binding on the Selling and Purchasing Venturer. If, however, a second appraiser is appointed, then the two (2) appraisers shall meet and attempt to reach a determination of the fair market value. If they cannot do so, the two (2) appraisers shall then select a third appraiser and the three (3) appraisers shall then make such determination. If the two (2) appraisers cannot agree on the third appraiser, then a third appraiser shall be appointed by the Senior Federal District Judge for the Southern District of New York, and application to such court may be made by either Venturer. Each Venturer shall pay the fees and expenses of his or their own appraiser and one-half (1/2) the fees and expenses of any third appraiser.

     Section 6.07. Failure to Comply. Any purported sale or assignment consummated without first complying with this Article VI shall, as between the existing Venturers on the one hand and the intended transferee on the other hand, by null and void.

     Section 6.08. Survival of Liabilities. No sale or assignment of a Joint Venture interest shall release the Selling Venturer from those liabilities to the Joint Venture which survive such assignment or sale as a matter of law.

     Section 6.09. Transfers Subject to This Agreement. In the event of any transfer or transfers permitted under this Article VI, the interest so transferred shall be and remain subject to all terms and provisions of this Agreement. The assignee or transferee shall be deemed to have assumed all the obligations hereunder relating to the interests or rights so transferred and shall bear such obligation jointly and severally with his or its transferor.

     Section 6.10. Accounting. Upon termination of the Joint Venture, the Venturers or the remaining Venturer, as the case may be, shall make, or cause to be made, a final accounting of the Joint Venture and its assets and liabilities, profits and losses, and shall distribute and disburse the funds or property of the Joint Venture, to the extent available, as follows:

     (a) First to the payment of all operating expenses incurred or accrued through the effective date of termination;

     (b) Next to the payment of all or the satisfaction of all non-expense cash disbursements, including debt servicing, accrued or acquired to be disbursed through the effective date of the termination;

     (c) Next to the repayment of any loans made to the Joint Venture by any person, corporation or entity other than the Venturers;

     (d) Next to the repayment of any loans to the Joint Venture made by the Venturer;

     (e) The remaining proceeds, if any, shall be distributed to the Venturers in accordance with their Percentage Interest in the Joint Venture and its property.

                                   ARTICLE VII
                                   DISSOLUTION
                                   -----------

     Section 7.01. Final Accounting. Upon termination of the Joint Venture, as permitted herein, the Joint Venture shall be dissolved and an accounting shall be made of the account of the Joint Venture, of each Venturer's interest herein, and of the Joint Venture's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

     Section 7.02. Distribution Following Dissolution (No Reconstitution). Upon the dissolution of the Joint Venturer, where no reconstitution is effected pursuant to Section 6.01(d) herein above, the Managing Venturer (or, in the event the dissolution is caused by acts or occurrences attributable to the Managing Venturer and falling within Section 6.01(d) herein above, the Non-Managing Partner shall act as Liquidating Trustee (hereinafter so referred to) and shall immediately proceed to terminate the business of the Joint Venture. The Liquidating Trustee shall first determine or have determined the fair market value of all Joint Venture properties and then attempt to sell all Joint Venture properties (except cash and current receivables) at such prices and on such terms as the Liquidating Trustee, in the exercise of his best business judgment under the circumstances then presented, deems in the best interest of all the Venturers; provided, however, the Liquidating Trustee may, if he deems such action to be more in the interests of the Venturers than an outright sale, transfer any such property without the sale thereof to all the Venturers, in undivided interests, and in accordance with their Percentage Interest (subject to any indebtedness thereon). The proceeds of any sale of Joint Venture properties and all Joint Venture cash shall be distributed to the extent that funds are available therefor in accordance with the Percentage Interest of the Venturers. The Venturers, or any one of them, shall have the right to purchase any Joint Venture property to be sold on liquidation provided that the terms on which such sale is made are no less favorable to the remaining Venturers than would otherwise be available from third parties.

     Section 7.03. Distributions Following Dissolution (Reconstitution). If the Joint Venture is dissolved but a reconstitution is effected pursuant to Section 6.01(d) herein above, the Joint Venture shall pay, to the extent it has current funds available therefor, and shall obligate itself to pay to the extent that current funds are not available therefor, to those of the Venturers who elect not to become (or otherwise not entitled to become) a member of the reconstituted Joint Venture, which fair market value shall be determined in accordance with Section 6.06 herein above. In instances where the fair market value determination is to be made for purposes of this Section 7.03, the term Selling Venturer (as used in Section 6.06) shall refer to those Venturers entitled to the distribution hereunder and the term Purchasing Venturer (as used in Section 6.06) shall refer to the Joint Venture.

                                  ARTICLE VIII
                                     GENERAL
                                  ------------

     Section 8.01. Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been properly given if mailed by first class United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering same in person to the intended addressee or by prepaid telegram. Notice so mailed shall be effective upon the expiration of three (3) business days after its deposit. Notice given in any other manner shall be effective only if and when received by the intended addressee. For purposes of notice, the addresses of the parties shall be as follows:

                  Egan Systems, Inc.               1501 Lincoln Avenue
                                                   Holbrook, NY 11741
                                                   Attention:  Ed Egan

                  Intermost  Limited               4703, 47/F, Central Plaza
                                                   18 Harbour Road
                                                   Wanchai, Hong Kong
                                                   Attention: June Liang

     By giving to the other parties at least thirty (30) days' written notice thereof, the parties hereto and their respective successors and assigns shall have the right, from time to time and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as its address any other address. All payments to be made pursuant hereto to any Venturer shall be made at the address set forth above for such Venturer. All such payments shall be effective upon receipt.

     Section 8.02. Insurance.The Joint Venture shall carry and maintain in force such insurance in such companies and for such amounts as the Venturers shall determine is appropriate for the Joint Venture. All such policies of insurance shall name the Joint Venture and all Venturers as named insureds, as their respective interests may appear. The premiums of all such insurance shall be a cost and expense to be borne by the Joint Venture.

     Section 8.03. Governing Laws. This Agreement and the obligations of the Venturers hereunder shall be interpreted, construed and enforced in accordance with the laws of New York.

     Section 8.04. Fees and Commission. Each Venturer hereby represents and warrants to the other Venturers that there are no claims for brokerage, commissions, finder's or other similar fees in connection with the transactions covered by this Agreement insofar as such claims are based on arrangements or agreements made by or on his behalf, and each Venturer hereby agrees to indemnify and hold harmless the other Venturers from and against all liabilities, costs, damages and expenses arising from any such claims.

     Section 8.05. Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation of a Joint Venture to invest in and operate the Land. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.


     Section 8.06. Waiver. No consent or waiver, expressed or implied, by any Venturer or the Joint Venture to or of any breach or default by any other Venturer in the performance by the other of his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Venturer hereunder. Failure on the part of any Venturer or the Joint Venture to complain of any act or failure to act of any of the other Venturers or to declare any of the other Venturers in default, irrespective of how long such failure continues, shall not constitute a waiver of the Joint Venture or such Venturer of his rights hereunder.

     Section  8.07.  Severability.  If any  provision  of this  Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.08. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Venturers and their respective heirs, executors, legal representatives, successors and assigns. Whenever, in this instrument a reference to any party or Venturer is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such party of Venturer.

     Section 8.09. Time of Essence. Time shall be of the essence in performance of any obligation and payment of any sum required by this Agreement.

     Section 8.10. Headings. The headings used in this Agreement are for organizational purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

     Section 8.11. Amendments. Subject to the provisions of this Agreement, this Agreement may be amended or modified by an affirmative vote of the Venturer or Venturers owning a majority in interest, as set out in Section 5.01 of this Agreement, but only by a written instrument executed by such Venturer or Venturers owning a majority in interest.

     Section 8.12. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa, and shall refer solely to the parties signatories thereto except where otherwise specifically provided. Title of the articles and sections are for convenience only and neither limit or amplify the provisions of the agreement itself, and all references herein to articles, section or subdivisions itself, and all reference herein to article, section or subdivision thereof unless specified reference is made to such other articles, section or subdivisions of another document or instrument.

     IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.


                                        EGAN SYSTEMS, INC.

                                         By:
                                            ------------------------------------


                                        INTERMOST LIMITED

                                         By:
                                            ------------------------------------

THE STATE OF                )
            -----------
                            )

COUNTY OF                   )
            -----------

     BEFORE ME, the undersigned authority, on this day personally appeared _____________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this    day of           , 1998.
                                                ----      -----------

                                        ----------------------------------------
                                        NOTARY PUBLIC IN AND FOR
                                                   COUNTY,
                                        -----------        ---------------------

                                        Name:
                                             -----------------------------------

                                        My Commission Expires:
                                                              ------------------


THE STATE OF             )
             -----------
                         )

COUNTY OF                )
             -----------

     BEFORE ME, the undersigned authority, on this day personally appeared _____________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE this     day of          , 1998.
                                                     ----      ----------



                                        ----------------------------------------
                                        NOTARY PUBLIC IN AND FOR
                                                   COUNTY,
                                        -----------        ---------------------

                                        Name:
                                             -----------------------------------

                                        My Commission Expires:
                                                              ------------------